Exhibit 23.5

Data & Consulting Services Division of Schlumberger Technology Corporation
Two Robinson Plaza Suite 200 Pittsburgh, PA 15205 USA Tel: 412-787-5403 Fax: 412-787-2906

CONSENT OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-8 of information from our firm's reserve report dated 30 January 2012 entitled Reserve and Economic Evaluation Of Proved Reserves Of Certain BreitBurn Management Company, LLC Illinois and Michigan Basin Oil And Gas Interests As Of 31 December 2011 Executive Summary, which information has been included or incorporated by reference in this Registration Statement on Form S-8 in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

SCHLUMBERGER TECHNOLOGY CORPORATION
By:
Charles M. Boyer II, PG
Advisor - Unconventional Reservoirs
Pittsburgh GPE Manager

Pittsburgh, Pennsylvania
17 May 2012